[LETTERHEAD OF CAINS ADVOCATES & NOTARIES]


October 28, 1994

California Petroleum Transport Corporation
c/o Thacher Proffit & Wood
Two World Trade Center
New York
NY 10048

Dear Sirs,

          We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1, Form S-3 and Form F-1 of this firm's name in the form and context in which the same appears.

Yours faithfully,

/s/ CAINS
    CAINS